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                                                                    EXHIBIT 99.1

[AFC ENTERPRISES LOGO]                 AFC Enterprises Contact Information:
                                       Investor Relations: Felise Glantz Kissell
                                       770/353-3086 fkissell@afce.com
                                       Media: Michelle Conlon
                                       770/353-3079 mconlon@afce.com


                        AFC ENTERPRISES ANNOUNCES SALE OF
                       SEATTLE COFFEE COMPANY TO STARBUCKS

                AFC Increases Focus on Core Franchising Strategy

April 16, 2003 (ATLANTA) - AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R), Seattle's Best Coffee(R) and Torrefazione Italia(R) Coffee, today announced the sale of the continental U.S. and Canadian operations of its Seattle Coffee Company subsidiary to Starbucks Corporation (NASDAQ: SBUX) for $72.0 million in cash as part of AFC's efforts to sharpen its strategic focus and maximize shareholder value. AFC will retain the Seattle's Best Coffee franchise business in all current markets outside of North America.

The sale of Seattle Coffee Company, the parent company of the Seattle's Best Coffee and Torrefazione Italia Coffee brands, allows AFC to focus more of its time, talent, and energy on its core business of franchising restaurant concepts. In addition, this transaction represents a critical step in AFC's renewed effort to actively manage the Company's portfolio of brands.

"AFC can fully concentrate on its core strategy of franchising retail restaurants, bakeries and international cafes, along with increasing our financial flexibility and strengthening our overall financial position through the sale of these brands. We are proud of Seattle Coffee Company's ability to grow the Seattle's Best Coffee and Torrefazione Italia Coffee brands in multiple retail and wholesale channels," said Frank Belatti, Chairman and CEO of AFC Enterprises.

As part of the transaction, Starbucks will acquire Seattle Coffee Company's 51 company-operated Seattle's Best Coffee cafes, 21 company-operated Torrefazione Italia Coffee cafes and the existing franchise business in North America consisting of 78 franchised retail Seattle's Best Coffee cafes. AFC will continue to franchise the Seattle's Best Coffee brand in retail locations in Hawaii and existing Seattle's Best Coffee franchised international markets and U.S. military bases. AFC had 93 franchised cafes in 8 countries at the end of the Company's third period of fiscal year 2003, which closed on March 23, 2003.

Seattle Coffee Company has built a strong wholesale business with both the Seattle's Best Coffee and Torrefazione Italia Coffee brands while expanding its retail presence in select markets and venues. Seattle's Best Coffee and Torrefazione Italia Coffee's whole bean and ground coffees are sold to supermarkets and foodservice accounts representing approximately 12,000 points of national distribution, including over 5,000 supermarkets.


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[AFC ENTERPRISES LOGO]                                                      -2-


AFC and Starbucks indicated that they expect the all-cash transaction to close within 90 days, subject to certain conditions and regulatory review. AFC intends to use the proceeds from the sale of Seattle Coffee Company to pay down debt and repurchase the Company's common stock.


BACKGROUND PROFILES ON SEATTLE'S BEST COFFEE AND TORREFAZIONE ITALIA:

Seattle's Best Coffee was founded in 1970 and is one of the oldest brands in the domestic specialty coffee business. Eighty five percent of its coffees are shade-grown. All are selected from some of the highest quality Arabica beans throughout the world, and are roasted using Northern European techniques. Seattle's Best Coffee produces a complete line of whole bean and ground coffees, including Organic and Fair Trade Certified(R) coffees as well as flavored coffees.


The Torrefazione Italia Coffee brand, founded in 1986, mirrors the unique roasting preferences of various Italian regions. These classic Italian coffees are known for their full bodied, highly aromatic and intense flavor. Torrefazione Italia's whole bean coffees include Venezia(TM), Milano(TM), Perugia(TM), Palermo(TM), Montecatini(TM), Roma(R), Sardegna(TM) and Napoli(TM).


ABOUT AFC

AFC Enterprises, Inc. is the franchisor and operator of 4,071 restaurants, bakeries and cafes as of December 29, 2002 in the United States, Puerto Rico and 33 foreign countries under the brand names Popeyes(R) Chicken & Biscuits, Church's Chicken(TM), Cinnabon(R), Seattle's Best Coffee(R) and Torrefazione Italia(R) Coffee. AFC's primary objective is to be the world's Franchisor of Choice(R) by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.7 billion in 2002 and can be found on the World Wide Web at www.afce.com.


Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the completion of the sale of certain Seattle Coffee Company operations to the Starbucks Corporation, the outcome of the ongoing audits and restatement of the our financial statements, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees' ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

STARBUCKS CORPORATION CONTACT INFORMATION

Investor Relations: Mary Ekman at (206) 318-8493 or mekman@starbucks.com
Media: Audrey Lincoff at (206) 318-5013 or alincoff@starbucks.com


* Fair Trade Certified(R) is a registered trademark of TransFair USA


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